Exhibit 10.7

DISTRIBUTORSHIP AGREEMENT

THIS AGREEMENT made and entered into effective as of November 1, 2004, between ISCO PRECISION OPTICS GmbH, Anna-Vandenhoeck-Ring 5, 37081 Gottingen, Germany, (hereinafter referred to as “ISCO”) and BALLANTYNE OF OMAHA, INC., a Nebraska corporation, 4350 McKinley Road, Omaha, Nebraska 68112, (hereinafter referred to as “Ballantyne”), pursuant to which Ballantyne will act as the exclusive distributor for the products set forth in Annex “A”, attached hereto and by this reference incorporated herein (Annex “A”) in the United States of America, Canada, and Mexico, (hereinafter referred to as the “Territory”).

NOW, THEREFORE, the parties hereto agree and covenant as follows:

1.                  GRANT OF DISTRIBUTORSHIP.

ISCO hereby grants Ballantyne, subject to the provisions of this Agreement, the exclusive right to sell, lease, or otherwise distribute and service the ISCO products identified in the attached Annex “A”.  Ballantyne agrees to go on exhibitions, to advertise in corresponding magazines and to undertake all necessary steps to market the ISCO products, to secure business and markets for the named products of ISCO in such Territory, to develop and maintain a substantial volume of sales of said products, to use diligent efforts to establish contacts with customers, promote ISCO’s products and develop customer specifications consistent with those of ISCO’s products.  In addition, Ballantyne will seek new product ideas or new application ideas and from time to time forward them as feedback to ISCO.

Annex “A”, as attached at the time of the signing of this Agreement, is for illustrative purposes only to provide an initial list of products to be covered by this Agreement.  At the effective date of this Agreement, the parties will initial and attach the ISCO Distributor Price List in effect on that date.  Ballantyne shall not distribute or sell in the Territory any products which are not produced by ISCO.

2.                  PURCHASE OF UNITS.

Orders shall be placed by Ballantyne by issuance of a purchase order and all necessary import certifications and permits.

3.                  PRICE.

A.              The prices applicable to products under this Agreement shall be those shown on the ISCO Distributor Price List, Annex “B” attached.

B.                ISCO will provide Ballantyne with a copy of any new ISCO Distributor Price List at least ninety (90) days prior to its effective date.

C.                Any price decreases reflected on any new ISCO Distributor Price List or otherwise made available by ISCO to its distributors will immediately, upon their effective date, apply to purchases under this Agreement.

4.                  DELIVERY.

A.              Ballantyne will pay freight charges on all shipments made hereunder.  Shipments will be made by air freight with shipments consolidated to obtain the cheapest possible rate, and for all shipments the terms of delivery are “ex work Gottingen”.

B.                ISCO shall make shipment of products ordered under this Agreement within thirty (30) days following receipt of orders from Ballantyne.  If any orders cannot be delivered within this time period, ISCO shall notify Ballantyne in writing of the reason for the delay and state a date upon which shipment will be made.

C.                ISCO shall provide Ballantyne with notice of any inventory stocks that are at low levels so that Ballantyne can anticipate possible delays in shipment for those products.

D.               All products will be packed and packaged with adequate protection to withstand the rigors of international air shipment and handling.  Risk of loss or damage in transit shall be borne by Ballantyne’s transport insurance carrier.  Title to the products shall pass to Ballantyne upon delivery to the carrier.

E.                 Ballantyne will provide to ISCO on a monthly basis the sales activity by product to assist ISCO in planning its production.  ISCO will receive monthly and accumulated figures from Ballantyne, (“Lens Report”) and ISCO will send Ballantyne their inventory balances.

5.                  ACCEPTANCE.

All products ordered shall be subject to final inspection and acceptance at Ballantyne within thirty (30) days following delivery.  If the products are to be shipped directly to Ballantyne’s customer or delivered to the customer without being opened and repackaged by Ballantyne, final inspection and acceptance will be made at the customer’s facility within thirty (30) days after delivery to the customer.

6.                  EXCLUSION OF OTHER DISTRIBUTORS.

ISCO shall help to the extent which is reasonable and common in the relevant kind of business to prevent its other distributors from making sales, advertising, or promotion efforts in, or ship ISCO products into Ballantyne’s Territory.

7.                  TRADEMARKS OR TRADE NAMES.

ISCO will take all necessary steps to protect and retain all trademarks registered by ISCO in the United States for products purchased hereunder.

8.                  PAYMENTS.

A.              Payment terms will be thirty (30) days from receipt of goods by Ballantyne or its customer, with a discount of two percent (2%) if paid within fourteen (14) days from receipt of product by Ballantyne or its customer.

B.                All payments shall be made in Euros.

9.                  EXISTING INVENTORY.

Ballantyne agrees that its inventory of lenses shall remain constant at least Two Hundred Fifty Thousand Euros (€250,000.00) for a period of one (1) year, and Ballantyne shall order additional product required to maintain such level during the term of this Agreement.  ISCO will use its best efforts to assist Ballantyne to reduce any excess inventory.

10.            TERMINATION OF AGREEMENT.

A.              This Agreement shall remain in effect for a period of thirty-six (36) months from the effective date hereof.

B.                Either party shall have the right to terminate this Agreement at the end of this thirty-six (36) month period without show of cause by notifying the other party of its intention to so terminate this Agreement not less than nine (9) months prior to the expiration date.

C.                In order to maintain the exclusivity of this distributorship, Ballantyne agrees to a minimum dollar volume of purchase of One Million Euros (€1,000,000.00) during each year in which this Agreement is in effect, of which approximately one-fourth (¼) shall be ordered during each quarterly period.  To the extent feasible, orders will be placed each month, and shipped within thirty (30) days, as provided in Paragraph 4.B.  Ballantyne shall be given notice in writing by ISCO of any intention to terminate its exclusive distributorship for failure to maintain this dollar volume of purchase, and Ballantyne shall have a minimum of forty-five (45) days in which to cure any such deficiency.

D.               This Agreement shall be automatically renewed at the end of this thirty-six (36)

month period, determined as set forth above, for one-year periods thereafter unless either party notifies the other party, without show of cause, not less than nine (9) months prior to the end of any such one year period, of its intention not to renew this Agreement.

E.                 This Agreement may be terminated by either party if the other party becomes insolvent, makes a general assignment for the benefit of creditors, declares bankruptcy, becomes subject to any proceeding in bankruptcy, receivership, or insolvency, or is otherwise unwilling or unable to make shipments or fulfill its commitments under this Agreement, or commits a breach, or nonobservance of any of the provisions hereof.

F.                 Notice of intent to terminate shall be given as provided in Article 13 hereof.  The effective date of such notice shall be the date of receipt by the other party.

11.            WARRANTY.

A.              ISCO agrees and warrants that all articles, materials, and products supplied to Ballantyne or its customers will conform to the specifications, drawings, samples, or other descriptions, including those contained in sales literature or technical bulletins, furnished or adopted by ISCO, except for intentional or negligent acts of third parties.

B.                All products will be of good material and workmanship and free from defects and will be of merchantable quality and fit for the intended purpose.  Such warranties by ISCO shall run to the benefit of Ballantyne, its employees and purchasers.  ISCO further warrants that all articles delivered under this Agreement will be free from defect in design and manufacture.  Ballantyne’s approval of designs furnished by ISCO shall not relieve ISCO of its obligations under this warranty.

C.                Any articles or materials not accepted or not in conformance with specifications or generally accepted practices or workmanship may be returned to ISCO, freight collect, for replacement, repair, credit, or refund, depending on the damage or failure.  Any item which has not been placed in use shall be replaced, or a credit or refund given.  Any item which has been placed in use may be repaired, but is to be put in new condition.  This warranty shall be effective for a period of one (1) year following the date of receipt of the product by Ballantyne.

12.            GENERAL PROVISIONS.

A.              This Agreement contains all of the understandings of the parties hereto, and, as of its effective date, supersedes any and all other agreements written or oral between them.  No waiver, modification, or amendment hereof shall be effective unless made in writing and executed by both parties hereto.

B.                ISCO shall defend and hold Ballantyne harmless from all claims or causes of action by any third party with reference to or in connection with the distributorship granted herein, or the right of Ballantyne to market and distribute the products of ISCO within the Territory.

C.                This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors, or assignees.

D.               If any covenant, agreement, term or provisions of this Agreement, as from time to time amended, or the application thereof to any situation or circumstance shall be invalid or unenforceable, the remainder of this Agreement or the application of any covenant, agreement, term or provision not affected shall be valid and enforceable to the fullest extent permitted by applicable law.

E.                 This Agreement shall be construed and interpreted in accordance with the UN Sales Convention (United Nations Convention on Contracts for the International Sale of Goods).  Any controversy that cannot be settled directly in practical and dignified negotiation shall be submitted to arbitration in Douglas County, Nebraska, by and in accordance with the rules of the American Arbitration Association then prevailing and the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

13.            NOTICES.

All notices regarding this Agreement shall be in writing, sent by certified mail, or delivered by a messenger who will obtain a receipt for delivery, directed to:

A.              In the case of ISCO:

EXECUTIVE DIRECTOR

Anna-Vandenhoeck-Ring 5

37081 Gottingen

Germany

B.                In the case of Ballantyne:

PRESIDENT

Ballantyne of Omaha, Inc.

4350 McKinley

Omaha, Nebraska 68112

U.S.A.

In confirmation hereof the parties hereto have caused this Agreement to be signed by a duly authorized individual or officer of the company, each certifying that he is empowered to act on behalf of his company as of the month, day and year written below.

	ISCO PRECISION OPTICS GmbH	BALLANTYNE OF OMAHA, INC.

By:	/s/ Hans J. Manus	By:	/s/ John Wilmers

	Hans J. Manus		John Wilmers

	Printed Name		Printed Name

	Managing Director		President

	Title		Title

	28. October 2004		10-28-04

	Date		Date